EXHIBIT 4.14

                              MARKET ACCESS PROGRAM
                               MARKETING AGREEMENT

                  THIS AGREEMENT (the "Agreement") made and entered into this 8th day of November 1999, by and between CONTINENTAL CAPITAL & EQUITY CORPORATION, located at 195 Wekiva Springs Road, Suite 200, Longwood, FL 32779 (hereinafter referred to as "CCEC,") and ADATOM.COM, INC., located at 920 Hillview Court, Suite 160, Milpitas, California 95035 (hereinafter referred to as the "Company").

                                   WITNESSETH:

                  For and consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

                  1. EMPLOYMENT. Company hereby hires and employs CCEC as an independent contractor; and CCEC does hereby accept its position as an independent contractor to the Company upon the terms and conditions hereinafter set forth.

                  2.       TERM.  The term of this Agreement shall be for twelve
 (12) months.

                  3. DUTIES AND OBLIGATIONS OF CCEC. CCEC shall have the following duties and obligations under this Agreement:

                           3.1      Establish a financial public relations
methodology designed to increase awareness of the Company within the investment community.

                           3.2      Assist the Company in the implementation of
 its business plan and in accurately disseminating information to the market place, which information has been provided by the Company.

                           3.3      To expose the Company to a broad network of
active retail brokers, financial analysts, institutional fund managers, private investors and active financial newsletter writers.

                           3.4 Prepare Company due diligence reports, corporate
profile and fact sheets.

                           3.5      Conduct a tele-marketing campaign to th
investment community and brokerage community and conduct tele-conferences with a CCEC moderator, Company executive(s), brokers, financial analysts, fund managers and other interested participants.

                           3.6 Feature the Company's corporate profile or fact
sheet on CCEC's web site(s).

                           3.7      Assist the Company in the preparation of all
press releases and coordinate the releases via a Company paid account with P NewsWire or BusinessWire.

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                           3.8      Create, build and continually enhance a fax
database of all brokers, investors, analysts and media contacts who have expressed an interest in receiving on-going information on the Company. Assist the Company in setting up an account with a fax broadcasting agency to manage the actual broadcasting in the event Company does not have this capability-in-house. Further, CCEC will, at its election, mass-fax broadcast select releases to its extensive network of U.S. stockbrokers, analysts and institutional investors.

                           3.9      E-mail press releases, corporate
announcements, broker updates, Company news developments to CCEC's e-mail database of brokers, institutional fund managers, financial analysts, and industry professionals.

                           3.10     Serve as the Company's external publicist
and endeavor to obtain media coverage on the Company in both trade and industry press, on local and national radio and/or TV programming, in subscription-based financial newsletters, and on the worldwide web.

                           3.11     At the Company's request, strive to obtai
the Company analyst coverage and/or investment banking sponsorship.

                           3.12     Introduce Company to various fund managers
and institutional investors.

ALL OF THE FOREGOING CCEC PREPARED DOCUMENTATION CONCERNING THE COMPANY, INCLUDING, BUT NOT LIMITED TO, DUE DILIGENCE REPORTS, CORPORATE PROFILE, FACT SHEETS, AND QUARTERLY NEWSLETTERS, SHALL BE PREPARED BY CCEC FROM MATERIALS SUPPLIED TO IT BY THE COMPANY AND SHALL BE APPROVED BY THE COMPANY PRIOR TO DISSEMINATION BY CCEC.

                  4. CCEC'S COMPENSATION. Upon the execution of this Agreement, Company hereby covenants and agrees to pay CCEC as follows:

                           4.1      Fifteen thousand dollars ($15,000.00) cash
per month, payable quarterly in advance for the term of the Agreement.

                           4.2      Further, CCEC has the option to purchase two
hundred thirty thousand (230,000) shares of the Company's common stock as follows: forty thousand (40,000) shares at a price per share of four dollars ($4.00) per share; fifty thousand (50,000) shares at a per share price of five dollars ($5.00); sixty thousand (60,000) shares at a per share price of seven dollars fifty cents ($7.50); and eighty thousand (80,000) shares at a per share price of nine dollars ten cents ($9.10). The option to purchase 80,000 shares at a purchase price of $9.10 shall only be exercisable if the closing price of the Company's common stock averages in excess of $9.10 for 30 consecutive trading days. The options shall expire twelve (12) months from the day the Registration Statement registering the underlying shares of the option is deemed effective. The Company agrees to issue piggy-back registration rights to the Common Shares referenced above for resale by CCEC pursuant to its filing of an SEC Registration Statement on Form S-3, or such other applicable form as may be appropriate. The Company shall keep such Registration Statement effective for the lesser of twelve (12) months or such period when all options are exercised.

                  CCEC accepts such options and will purchase any of the shares underlying such options for investment and not with a view for resales or distribution. All purchases of shares by CCEC shall be accompanied by such representations as are necessary to establish an exemption from federal and any applicable state securities laws. All options shall be non-transferable.

                  5. CCEC'S EXPENSES AND COSTS. Company shall pay all reasonable costs and expenses incurred by CCEC, its directors, officers, employees and agents, in carrying out its duties and obligations pursuant to the provisions of this Agreement, excluding CCEC's general and administrative expenses and costs, but including and not limited to the following costs and expenses; provided all costs and expense items in excess of $500.00 (Five Hundred U.S. Dollars) must be approved by the Company in writing prior to CCEC's incurrence of the same:

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                           5.1      Travel expenses, including but not limited

to transportation, lodging and food expenses, when such travel is conducted on behalf of the Company.

                           5.2      Seminars, expositions, money and investment
shows.

                           5.3 Radio and television time and print media
advertising costs, when applicable.

                           5.4 Subcontract fees and costs incurred in
preparation of research reports when applicable.

                           5.5      Cost of travel to on-site due diligence
meetings, if applicable.

                           5.6      Printing and publication costs of brochures
 and marketing materials which are not supplied by the Company.

                           5.7      Corporate web site development costs.

                           5.8      Printing and publication costs of Company
annual reports, quarterly reports, and/or other shareholder communication collateral material which are not supplied by Company.

                           5.9      Creation, production, and mailing of Inside
Wall Street lead generation pieces and associated fulfillment material and services, i.e. corporate profiles, presidential cover letters, pre-printed envelopes, 1-800 numbers, postage, list selection, lead distribution, etc., at an established price of $2.00 per Inside Wall Street piece mailed, with a minimum of 25,000 pieces.

                           5.10     Cost of mass-fax broadcasts as related to in
Section 3.8.

                           5.11     Company shall pay to CCEC reasonable costs
and expenses incurred within twenty (20) days of receipt of CCEC's written invoice for the same, excluding any costs associated with material and services defined in Section 5.9 above, which are due and payable in advance of material production.

                  6. COMPANY'S DUTIES AND OBLIGATIONS. Company shall have the following duties and obligations under this Agreement:

                           6.1      Cooperate fully and timely with CCEC so as
to enable CCEC to perform its obligations under this Agreement.

                           6.2      Within ten (10) days of the date of
execution of this Agreement to deliver to CCEC a complete due diligence package on the Company including all the Company's filings with the Securities and Exchange Commission within the last twelve months, the last twelve months of press releases on the Company and all other relevant materials with respect to such filings, including but not limited to corporate reports, brochures, and the like; a list of the names and addresses of all of the Company's shareholders known to the Company; and a list of the brokers and market makers in the Company's securities and a list of analysts or fund managers which have been following the Company.

                           6.3      The Company will act diligently and promptl
in reviewing materials submitted to it from time to time by CCEC and inform CCEC of any inaccuracies contained therein prior to the dissemination of such materials.

                           6.4      Immediately give written notice to CCEC of
any change in Company's financial condition or in the nature of its business or operations which had or might have an adverse material effect on its operations, assets, properties or prospects of its business at such time as the information is to be made available to the public.

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                           6.5      Pay all costs and expenses incurred by
CCEC under the provisions of this Agreement when presented with invoices for the same CCEC in accordance with Section 5.11.

                           6.6      Give full disclosure of all material fact
concerning the Company to CCEC and update such information on a timely basis.

                           6.7 Promptly pay the compensation due CCEC as
required under the provisions of this Agreement.

                  7. NONDISCLOSURE. Except as may be required by law, Company, its officers, directors, employees, agents and affiliates shall not disclose the contents and provisions of this Agreement to any individual or entity without CCEC's expressed written consent subject to disclosing same further to Company counsel, accountants and other persons performing investment banking, financial, or related functions for Company.

                  8. COMPANY'S DEFAULT. In the event of any default in the payment of CCEC's compensation to be paid to it pursuant to this Agreement, or any other charges or expenses on the Company's part to be paid or met, or any part or installment thereof, at the time and in the manner herein prescribed for the payment thereof and as when the same becomes due and payable, and such default shall continue for twenty five (25) days after CCEC's notice thereof is received by Company, in the event of any default in the performance of any of the other covenants, conditions, restrictions, agreements, or other provisions herein contained on the part of the Company to be performed, kept, complied with or abided by, and such default shall continue for twenty five (25) days after CCEC has given Company written notice thereof, or if a petition in bankruptcy is filed by the Company, or if the Company is adjudicated bankrupt, or if the Company shall compromise all its debts or assign over all its assets for the payment thereof, or if a receiver shall be appointed for the Company's property, then upon the happening of any of such events, CCEC shall have the right, at its option, forthwith or thereafter to terminate this Agreement and recover all amounts then due from the Company by suit or otherwise. The Company covenants and agrees to pay all reasonable attorney fees, paralegal fees, costs and expenses of CCEC, including court costs (including such attorney fees, paralegal fees, costs and expenses incurred on appeal), if CCEC employs an attorney to collect the aforesaid amounts or to enforce other rights of CCEC provided for in this Agreement in the event of any default as set forth above and CCEC prevails in such litigation. Further, until CCEC has received the first cash payment as described above in Section 4.1, CCEC shall not be required to commence performing hereunder.

                  9. COMPANY'S REPRESENTATIONS AND WARRANTIES. Company represents and warrants to CCEC for the purpose of inducing CCEC to enter into and consummate this Agreement as follows:

                           9.1 Company has the power and authority to execute,
deliver and perform this Agreement.

                           9.2      The execution and delivery by the Company of
this Agreement have been duly and validly authorized by all requisite action by the Company. No license, consent or approval of any person is required for the Company's execution and delivery of this Agreement.

                           9.3      This Agreement has been duly executed an
delivered by the Company. This Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, subject to the effect to any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and to general principles of equity.

                           9.4      The execution and delivery by the Company of
this Agreement do not conflict with, constitute a breach of or a default under:
(i) any applicable law, or any applicable rule, judgment, order, writ, injunction, or decree of any court; (ii) any applicable rule or regulation of any administrative agency or other governmental authority; (iii) the certificate of incorporation and By-Laws of the Company; (iv) any agreement, indenture, instrument or contract to which the Company is now a party or by which it is bound.

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                           9.5      No representation or warranty by the Company
in this Agreement and no information in any statement, certificate, exhibit, schedule or other document furnished, or to be furnished by the Company to CCEC pursuant hereto, or in connection with the transactions contemplated hereby, contains or will knowingly contain any untrue statement of a material fact, or knowingly omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Company which the Company has not disclosed to CCEC, in writing, or in SEC filings or press releases, which as of the date hereof materially adversely affects, nor, so far as the Company can now reasonably foresee as of the date hereof, may adversely affect the business, operations, prospects, properties, assets, profits or condition (financial or otherwise) of the Company.

                  10. LIMITATION OF CCEC LIABILITY. If CCEC fails to perform its services hereunder, its entire liability to the Company shall not exceed the lesser of (a) the amount of cash compensation CCEC has received from the Company under Section 4 of this Agreement or (b) the actual damage to the Company as a result of such non-performance. IN NO EVENT WILL CCEC BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, UNLESS SUCH DAMAGES RESULT FROM THE USE, BY CCEC, OF INFORMATION NOT AUTHORIZED BY THE COMPANY.

                  11.      MISCELLANEOUS.

                           11.1     NOTICES.  Any notice or other communication
required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at their addresses indicated hereinafter. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

                           11.2     ENTIRE AGREEMENT.  This Agreement represents
the entire agreement between the Parties in relation to its subject matter and supersedes and voids all prior agreements between such Parties relating to such subject matter.

                           11.3     AMENDMENT TO AGREEMENT.  This Agreement may
be altered or amended, in whole or in part, only in a writing signed by both Parties.

                           11.4     WAIVER.  No waiver of any breach or
condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature, unless such shall be signed by the person making such waiver and/or which so provides by its terms.

                           11.5     CAPTIONS.  The captions appearing in this
Agreement are inserted as a matter of convenience and for reference in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

                           11.6     SITUS.  This Agreement shall be governed by
and construed in accordance with the laws of the State of Florida. Venue shall be located in Seminole County, Florida.

                           11.7     BENEFITS.  This Agreement shall inure to the
benefit of and be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.

                           11.8     SEVERABILITY.  If any provision of this
Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

                           11.9     ARBITRATION.  Except as to a monetary
default by Company hereunder, any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be settled by

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arbitration. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association or any successor. The award of the Arbitration shall be binding on the Parties. Judgment may be entered upon an arbitration award of in a court of competent jurisdiction and confirmed by such court. Venue for Arbitration proceedings shall be Seminole County, Florida. The costs of arbitration, reasonable attorneys' fees of the Parties, together with all other expenses, shall be paid as provided in the Arbitration award.

                           11.10    CURRENCY.  In all instances, references to
monies used in this Agreement shall be deemed to be United States dollars.

                           11.11    MULTIPLE COUNTERPARTS.  This Agreement may
be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

                  12. CANCELLATION. This is a non-cancelable Agreement, except that after one hundred eighty (180) days, the Company has the right to issue a written notification of any material problem regarding CCEC's performance, citing the specific contractual obligation breached by CCEC. Upon receipt of written notification, CCEC will have thirty (30) days to correct or formally address the Company's written concerns. If an amicable solution cannot be achieved within sixty (60) days of the Company's letter, the contract becomes cancelable immediately. During the written notification and correction review period CCEC shall continue to receive full compensation, and such cancellation shall not relieve the Company of any fees or compensation earned by or owed to CCEC, including irrevocable rights to the options referenced in Section 4.2. In no event will such proceedings be initiated by Company prior to the first one hundred eighty (180) days of the Agreement.



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                  13. This Agreement may be executed in counterparts and by fax transmission, each counterpart being deemed an original.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

CONFIRMED AND AGREED ON THIS ___ DAY OF __________ 1999.

CONTINENTAL CAPITAL & EQUITY CORPORATION


---------------------------------------            -----------------------------
Corporate Officer                                  Witness


---------------------------------------            -----------------------------
Company Representative                             Witness

CONFIRMED AND AGREED ON THIS ___ DAY OF __________ 1999.

ADATOM.COM, INC.


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Corporate Officer                                  Witness




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